Exhibit 99.1

[APAB LetterHead]

APPALACHIAN BANCSHARES, INC. ANNOUNCES RESIGNATION OF EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

ELLIJAY, Ga., December 8, 2005 /PRNewswire - FirstCall/ -- Appalachian Bancshares, Inc. (Nasdaq: APAB) announced today that Darren M. Cantlay has resigned as Executive Vice President and Chief Financial Officer of the Company and Appalachian Community Bank, the Company’s wholly owned commercial bank subsidiary, effective December 6, 2005, to pursue other endeavors. The Company has initiated a search for qualified candidates to fill the position of Chief Financial Officer. Mr. Cantlay has informed the Company that he will be available to the Company and its independent accountants to assist with transitional matters.

Tracy R. Newton, the Company’s Chief Executive Officer, commented, “We appreciate Darren Cantlay’s contributions to the Company, and we wish him well in his new endeavors. We have begun a thorough process to identify his successor and will continue moving forward in building a first class management team and infrastructure to support future growth.”

In the interim, Joseph T. Moss Jr., President and Chief Operating Officer, will serve in the role of Principal Financial Officer. Before joining the Company in July 2005, Mr. Moss was a financial consultant assisting organizations with revenue enhancement, financial reporting, and other related matters. Mr. Newton said, “We believe that Joe’s experience with the Company and in the financial industry will allow us to manage this transition seamlessly.”

The Company will conduct a teleconference call to discuss the contents of this release on Friday, December 9, 2005, at 11:00 a.m. Eastern Time. The dial-in number is (877) 407-8031. A live webcast of the call may be accessed via the Company’s website at www.acbanks.net. A replay of the call will be archived until December 16, 2005. To access this replay, dial (877) 660-6853 and enter the playback account #286 and the playback conference ID #181659, or visit the Company’s website.

About Appalachian Bancshares, Inc.

Appalachian Bancshares, Inc., based in Ellijay, Ga, is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank, which also operates under the trade name of Gilmer County Bank, has assets of $546 million and provides a full range of community banking services to individuals, small and medium-sized businesses, and farmers, through its North Georgia banking offices located in Ellijay, East Ellijay, Blue Ridge and Blairsville. For more information, please visit the Company's website at www.acbanks.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.